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Exhibit 10.5

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

        This Settlement Agreement and Mutual General Release ("Agreement") is entered into by and between Anthony Wedo ("EMPLOYEE") and New World Restaurant Group, Inc., ("NEW WORLD").

        For purposes of this Agreement, EMPLOYEE shall be defined to include Anthony Wedo and anyone claiming or liable through him including, but not limited to, his past, present and future agents, attorneys, representatives, heirs, executors, administrators, spouses and family.

        For purposes of this Agreement, NEW WORLD shall be defined to include New World Restaurant Group, Inc. and anyone claiming or liable through NEW WORLD including, but not limited to, any and all parents, divisions, sister companies, subsidiaries, affiliates, and/or other related entities of NEW WORLD (whether or not such entities are wholly owned) and the predecessors, successors and assigns of each of them.

        The term "Effective Date" shall refer to the date, seven (7) days after the Agreement is signed by EMPLOYEE on which date this Agreement becomes binding.

RECITALS

        WHEREAS, on or about October 1, 2003, EMPLOYEE resigned from his positions as an officer, director and employee of NEW WORLD;

        WHEREAS, on or about October 1, 2003, NEW WORLD accepted EMPLOYEE'S resignation;

        WHEREAS, EMPLOYEE and NEW WORLD seek to amicably resolve and settle any and all existing and/or potential claims and disputes of any nature that each party may have against the other party;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties agree as follows:

        1.     In light of EMPLOYEE'S resignation, the Amended And Restated Employment Agreement entered into between EMPLOYEE and NEW WORLD on or about June 17, 2002, is hereby terminated, and EMPLOYEE and NEW WORLD are each released from any and all obligations under the Amended And Restated Employment Agreement except that EMPLOYEE and NEW WORLD are still bound to adhere to paragraphs 5.1 (Non-Competition), 5.2 (Separate Covenants), 5.3 (Non-Disclosure and Non-Solicitation), 5.4 (Corporation) and 6.11 (Indemnification).

        2.     EMPLOYEE hereby acknowledges that he has been paid all accrued salary and accrued vacation that were owed to him as of his date of resignation and that he has been reimbursed for all outstanding business expenses.

        3.     On or before the Effective Date, EMPLOYEE hereby agrees to return to NEW WORLD all company property and equipment in EMPLOYEE'S possession, including, but not limited to, all computer equipment (both hardware and software), office equipment, cellular telephones, credit cards, telephone or long distance cards, keys and identification cards. EMPLOYEE acknowledges that his compliance with this paragraph is part of the consideration upon which NEW WORLD relies in executing this agreement; provided, however, that EMPLOYEE may retain his laptop computer and blackberry once all company information has been deleted.

        4.     After the Effective Date and contingent upon EMPLOYEE'S compliance with paragraph 3 above, New World hereby agrees to pay EMPLOYEE a separation payment equal to Five Hundred Eighty-Three Thousand Dollars ($583,000), which includes an automobile allowance in the amount of Eighteen Thousand Dollars ($18,000) (collectively, the "Separation Payment"). The Separation Payment shall be payable to EMPLOYEE by NEW WORLD for a period of fifty-two (52) weeks commencing October 1, 2003, and ending September 30, 2004, with the last payment being made no later than

October 12, 2004, (the "Separation Payment Period") with payments to be made on NEW WORLD'S regularly scheduled pay dates for executive officers; provided, however, that the first payment shall not be made until the first pay period following the Effective Date of this Agreement and that first payment shall be retroactive to October 1, 2003. During the Separation Payment Period, NEW WORLD shall continue to pay EMPLOYEE'S medical, dental and life insurance premiums (in each case at a level commensurate with senior executives of NEW WORLD) through September 30, 2004, with the EMPLOYEE continuing to pay that portion of his premiums that he has heretofore been paying. Thereafter, EMPLOYEE shall be eligible for COBRA. During the Separation Payment Period, EMPLOYEE shall have no employment duties or obligations to NEW WORLD, and EMPLOYEE shall be permitted to be employed by a third-party subject to EMPLOYEE'S compliance with the non-compete and other continuing obligations specified in paragraph 1 of this Agreement.

        5.     NEW WORLD and EMPLOYEE acknowledge and agree that EMPLOYEE holds Three Thousand Six Hundred Eighty-Nine (3,689) shares of NEW WORLD common stock and Twenty- Seven Thousand Nine Hundred Seven (27,907) vested stock options, having an exercise price of Fifteen and 65/100ths Dollars ($15.65) per share. EMPLOYEE hereby agrees to waive, relinquish and/or forfeit any and all unvested options under any of NEW WORLD'S stock option plans.

        6.     EMPLOYEE hereby releases and forever discharges NEW WORLD, its parents, divisions (including, but not limited to, Einstein Bros., New World Coffee, Manhattan Bagels, Noah's Bagel and Chesapeake Bagel Bakery), subsidiaries, affiliates, sister companies, insurers and related entities and the past, present and future owners, trustees, shareholders, fiduciaries, administrators, agents, directors, officers, employees, attorneys, and the predecessors, successors, and assigns of each of them (the "Company Released Parties") from and agrees not to participate in any lawsuit against the Company Released Parties, except pursuant to Court Order, and/or to sue the Company Released Parties, for any and all claims, whether known or unknown, which he now has, has ever had, or may have in the future against the Company Released Parties which arose from the beginning of time up to October 1, 2003. Without limiting the generality of the foregoing, this General Release applies to any and all claims which in any way relate to, arise out of, or result from EMPLOYEE'S employment with NEW WORLD, including, but not limited to, any claims which could have been asserted under any employment or other contract, any tort law (including defamation or invasion of privacy), and any claims that could have been raised under any state's Labor Code, any state's Wage Claim Act, any state's Civil Rights and/or Discrimination Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA") (except for rights or claims under ADEA which may arise after the execution of this Agreement), or any other federal, state or local law, regulation, ordinance or common law claim. The foregoing general release shall not apply to (i) any claims arising under this Agreement or (ii) any claims for which EMPLOYEE is entitled to indemnification from NEW WORLD.

        7.     Except for claims arising from conduct committed personally by EMPLOYEE which constitute fraud or willful misconduct and which were unknown by NEW WORLD's Board of Directors at the time of EMPLOYEE'S resignation and which expose NEW WORLD to liability in terms of monetary damages, fines or administrative sanctions, NEW WORLD hereby releases and forever discharges EMPLOYEE from, and agrees not to sue EMPLOYEE for, any and all claims, whether in EMPLOYEE'S capacity as an officer, director, or shareholder of NEW WORLD, whether known or unknown, which it now has, has ever had, or may have in the future against EMPLOYEE which arose from the beginning of time up to October 1, 2003. For purposes of this paragraph, a claim is "known" if on October 1, 2003, the information was in the possession of NEW WORLD'S Board of Directors, Grant Thornton, Deloitte or Proskauer Rose, LLP.

REPRESENTATIONS AND ACKNOWLEDGMENTS

        8.     EMPLOYEE expressly warrants and represents that he has not transferred or assigned to any other person, firm or corporation or other legal entity any claims, rights, or causes of action which he might have against the Company Released Parties.

        9      NEW WORLD expressly warrants and represents that it has not transferred or assigned to any other person, firm or corporation or other legal entity any claims, rights or causes of action which it may have against EMPLOYEE.

        10.   EMPLOYEE hereby warrants and represents that he has not brought and will not bring any legal or administrative action against the Company Released Parties.

        11.   NEW WORLD hereby covenants and represents that it has not brought and will not bring any legal or administrative action against EMPLOYEE in connection with claims being released under this Agreement.

        12.   The terms and conditions of this Agreement are confidential.

          a.     Except as may be required to enforce this Agreement or as required by law, EMPLOYEE hereby warrants and represents that he will not reveal or engage in any action which he knows or has reason to believe will result in the revelation of any information concerning the negotiations and/or terms of this Agreement to anyone including, but not limited to, past, present and future employees of NEW WORLD; provided, however, that EMPLOYEE may reveal the terms of this Agreement to any accountant that he may retain with respect to tax reporting or any attorney hired to represent EMPLOYEE or as required by law; however, EMPLOYEE shall instruct said individuals that the terms of this Agreement are confidential and are to be maintained as such.

          b.     Except as may be required to enforce this Agreement or as required by law, NEW WORLD warrants and represents that it will not reveal or engage in any action which it knows or has reason to believe will result in the revelation of any information concerning the negotiations and/or terms of this Agreement to anyone including, but not limited to, past, present, and future employees of NEW WORLD; provided, however, that NEW WORLD may reveal the terms of this Agreement to its officers, directors, accountants, attorneys, advisors, consultants, and insurers in the normal course of business; however, NEW WORLD shall instruct said individuals that the terms of this Agreement are confidential and are to be maintained as such.

          c.     Because the actual damages which would result from a breach of the obligations set forth above in paragraphs 12(a) and 12(b) are uncertain and would be impractical or extremely difficult to fix, EMPLOYEE promises to pay NEW WORLD $20,000 as liquidated damages for each such violation of his obligations under paragraph 12(a) and NEW WORLD hereby agrees to pay EMPLOYEE $20,000 as liquidated damages for each such violation of its obligations under paragraph 12(b); provided, however, that the party alleging the breach has the burden of proving that the breach was committed by the other party. Notwithstanding the foregoing, EMPLOYEE and NEW WORLD agree that either party may enforce any other provision of this Agreement by exercising any rights or remedies it may have in law or in equity, including specific performance.

MISCELLANEOUS TERMS

        13.   In compliance with the requirements of the ADEA, as amended by the Older Worker's Benefit Protection Act of 1990, EMPLOYEE acknowledges by his signature below that he has read and understands this Agreement and specifically understands the following:

  a.
  That he has been advised in writing to consult with an attorney prior to executing this Agreement.

  b.
  That he is releasing NEW WORLD from, among other things, any claim that he might have against it pursuant to the ADEA as amended by the Older Worker's Benefit Protection Act of 1990.

  c.
  That this Agreement does not cover any rights or claims that may arise under the ADEA after the date of execution of this Agreement.

  d.
  That he has been given a period of up to at least twenty-one (21) days in which to consider this Agreement.

  e.
  That he may revoke this Agreement during the seven (7) day period following the execution of this Agreement, and that this Agreement will not become binding and effective until the seven (7) day revocation period has expired.

        14.   Nothing contained herein shall be construed as an admission by either party hereto of any wrongdoing of any kind.

        15.   In the event that either of the parties must resort to legal action in order to enforce any provision or right under this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party or parties for all reasonable attorneys' fees and costs incurred in the litigation of such suit.

        16.   This Agreement, the surviving terms of the Amended And Restated Employment Agreement, and EMPLOYEE'S 1994 Stock Plan Stock Option Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior negotiations, agreements, understandings, written or oral, between the parties are deemed superseded and are replaced hereby. No provision may be changed, waived or modified, except in writing, signed by the parties hereto.

        17.   This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Colorado applicable to instruments, persons and transactions which have legal contacts and relationships solely within the State of Colorado.

        IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year written below.

Dated: October 17, 2003		ANTHONY WEDO
	By:	/s/ ANTHONY WEDO
ANTHONY WEDO
Dated: October 25, 2003		NEW WORLD RESTAURANT GROUP, INC.
	By:	/s/ PAUL J.B. MURPHY, III
		Name	Paul J.B. Murphy, III
		Title	Chairman and Chief Executive Officer

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SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE